Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Utility Income Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated January 26, 2007, for the AllianceBernstein Utility Income Fund, Inc. as of November 30, 2006 and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS" in the Statement of Additional Information.

                                          KPMG LLP


New York, New York
February 26, 2007